Exhibit 99.1

PRESS RELEASE

INNOSPEC ADOPTS STOCKHOLDER RIGHTS PLAN

Newark, Del. – June 12, 2009 – Innospec Inc. (NASDAQ: IOSP) today announced that its Board of Directors has approved a stockholder rights plan. The plan is designed to enable all Innospec stockholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the Company. Innospec’s Board of Directors believes that the value of the Company’s business is not reflected in the current market price of the Company’s stock, which may make the Company vulnerable to hostile takeover tactics. The Company believes that adoption of the rights plan is in the best interests of all of the Company’s stockholders, as it will help to protect them against takeover tactics that may be used to gain control of the Company without paying a price that is in the best interests of all stockholders.

In connection with this plan, the Company’s Board of Directors declared a dividend of one Preferred Stock Right for each outstanding share of Innospec Common Stock. The dividend will be distributed on June 26, 2009 to stockholders of record on that date. Each stockholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders under U.S. laws.

Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 15% or more of Innospec’s Common Stock, including through derivatives, or announces a tender or exchange offer which would result in ownership of 15% or more of the Common Stock. Tontine Capital Partners, L.P. and its affiliates, which already own approximately 20% of the Company’s Common Stock, will not be treated as an Acquiring Person for purposes of the plan unless they purchase additional shares and as a result own 21% or more of the Company’s Common Stock, or unless another person or entity becomes affiliated or associated with them and together they own 21% or more of the Company’s Common Stock.

Each Right will entitle its holder to buy one one-thousandth of a share of Series B Junior Participating Preferred Stock at an exercise price of $55, subject to adjustment. Initially, the Rights are not exercisable and will trade with the Company’s Common Stock. Following the acquisition of 15% or more of Innospec Common Stock by a person or group, the holders of the Rights (other than the acquiring person or group) will be entitled to purchase shares of Common Stock at one-half the market price of such shares, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The Rights are redeemable for $0.01 per Right, subject to adjustment, at any time before the Rights become exercisable. Unless the Rights are redeemed, exchanged or terminated earlier, they will expire on June 26, 2014. Additional details regarding the rights plan are contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission and in a summary to be mailed to all stockholders following the record date.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas; Europe, Middle East and Africa; and Asia-Pacific regions. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead (TEL). Additional information about Innospec is available at www.innospecinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will or may occur in the future, including, without limitation, all of the Company’s guidance for sales, gross margins, net income, growth potential and other measures of financial performance. Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or the gain or loss thereof, changes in the costs and availability of energy, raw materials and other inputs, our ability to continue to achieve organic growth in our fuel specialties and active chemicals businesses, our ability to successfully integrate any acquisitions in our non-Octane Additives businesses, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in the Company’s activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company’s voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Securities and Exchange Commission (“SEC”), U.S. Department of Justice and United Kingdom Serious Fraud Office investigations into the Company’s involvement in the United Nations Oil for Food Program, or other regulatory actions and other risks, uncertainties and assumptions identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com